Exhibit 10.15

TWELFTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT

This Twelfth Amendment to Revolving Credit and Security Agreement (this “Amendment”) is made as of this 31st day of May 2019, by and among TRG CUSTOMER SOLUTIONS, INC. d/b/a IBEX Global Solutions (“IBEX”, together with any Person joined to the Loan Agreement as a borrower, collectively the “Borrowers”), the financial institutions which are now or which hereafter become party to the Loan Agreement as lenders (collectively, the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”) and as a Lender.

BACKGROUND

A.           On November 8, 2013, Borrowers, Lenders and PNC as a Lender and as Agent entered into that certain Revolving Credit and Security Agreement (as same has been or may be amended, restated, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B.           Borrowers have requested that Agent and Lenders modify certain definitions, terms and conditions in the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

Section 1	Amendments to Loan Agreement. On the Effective Date (as defined below):

(a)           New Definitions. The following defined terms shall be added to Section 1.2 of the Loan Agreement in the proper alphabetical order:

““2019 Settlement” shall mean that certain Memorandum of Understanding, and subsequent settlement documents entered into by Borrower related to the arbitration known as Andrews v. TRG Customer Solutions Inc. dated May 7, 2019.”

““Foreign Subcontractors” shall mean, collectively, Holdings, TRG Philippines Inc. and IBEX Global Jamaica Limited.”

““Twelfth Amendment” shall mean that certain Twelfth Amendment to Revolving Credit and Security Agreement, dated as of the Twelfth Amendment Date, by and among Borrowers, Lenders and Agent.”

““Twelfth Amendment Date” shall mean May 31, 2019.”

(b)           Definitions. The following defined terms contained in Section 1.2 of the Loan Agreement shall be amended and restated in their entirety as follows:

““EBITDA” shall mean for any period with respect to Borrowers on a Consolidated Basis, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for (1) federal, state and local taxes and (2) expenses on account of the Royalty Agreements, to the extent deducted in determining net income plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, plus (f) one-time non-recurring expenses or charges incurred in connection with the Closing (which shall include without limitation all such expenses or charges due to Lenders and to CapitalSource Bank in connection with the Closing), to the extent paid within ninety (90) days of the Closing Date plus (g) one-time non-recurring expenses or charges in an amount not to exceed $100,000 incurred in connection with financing sought but not ultimately obtained from Fifth Third Bank, to the extent paid in cash within ninety (90) days of the Closing Date, plus (h) non-cash expenses related to any Borrower’s employee stock option plan, plus (i) losses from any sale of fixed assets, plus (j) one-time non-recurring expenses or charges in an amount not to exceed $4,000,000 in the aggregate paid in connection with the 2019 Settlement, minus (k) gains from any sale of fixed assets.”

““Maximum Loan Amount” shall mean $79,000,000, plus any increase in accordance with Section 2.24.”

““Maximum Revolving Advance Amount” shall mean $60,000,000 less the Special Reserve.”

““Permitted Royalty Payments” shall mean the payment of Royalty Payments by a Borrower on a quarterly basis upon satisfaction of the following conditions: (a) both before and after giving pro-forma effect to any such payments (i) no Default or Event of Default shall exist, (ii) no Springing Covenant Event shall exist, and (iii) Borrowers shall have caused to be maintained as of the end of the most recent fiscal quarter for which Borrowers shall have been required to deliver financial statements to Agent pursuant to Section 9.7 or 9.8, as applicable, a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00, measured on a rolling four (4) quarter basis; and (b) the aggregate amount of such payments shall not exceed the lesser of, (i) four percent (4%) of the Borrowers’ gross revenue (determined in accordance with IFRS) for any fiscal period, and (ii) from and after the Sixth Amendment Effective Date, the aggregate amount of distributions and Permitted Royalty Payments permitted in the definition of Permitted Holdings Distributions; provided, however, for purposes of calculating the amount of Permitted Royalty Payments permitted hereunder, at such time as there are no outstanding Term Loans, clause (a)(iii) above shall not apply.”

““Special Reserve” shall mean a reserve in the amount of $10,000,000, provided, that, upon the delivery of Borrowers’ financial statements to Agent pursuant to Section 9.7, 9.8 or 9.9, as applicable, such amount shall be reduced to (x) $5,000,000, if such financial statements for the two (2) most recently ended consecutive fiscal quarters evidence that Borrowers’ EBITDA for the twelve (12) months then ending is not less than $15,000,000 and (y) $0, if such financial statements for the two (2) most recently ended consecutive fiscal quarters evidence that Borrowers’ EBITDA for the twelve (12) months then ending is not less than $17,000,000, in each case, so long as (I) Borrowers have made a written request to Agent for such reduction within forty-five (45) days of delivery of such financial statements evidencing satisfaction of the applicable hurdle referenced above and (II) the Compliance Certificate accompanying such financial statements certifies that no Default or Event of Default exists.”

““Springing Covenant Event” shall mean, in any fiscal year, the occurrence of Borrowers’ Average Undrawn Availability being less than (a) twelve and one half of one percent (12.5%) of the Maximum Revolving Advance Amount for thirty (30) consecutive days or (b) (i) at any time that the Special Reserve equals $10,000,000, (A) $6,000,000 at any time prior to January 1, 2020 and (B) $6,250,000 at all times thereafter, (ii) at any time that the Special Reserve equals $5,000,000, $6,875,000 and (iii) at any time that the Special Reserve equals $0, $7,500,000, in each case for thirty (30) consecutive days; provided, however, the amount (if any) of Revolving Loan proceeds applied as a mandatory prepayment of the Term Loan pursuant to Section 2.20(d) for such fiscal year shall not be included in the calculation of Average Undrawn Availability solely for purposes of determining if a Springing Covenant Event has occurred.”

““Springing Termination Event (Covenants)” shall mean, in any fiscal year, the occurrence of Borrowers’ Average Undrawn Availability being equal to or greater than (a) twelve and one half of one percent (12.5%) of the Maximum Revolving Advance Amount for thirty (30) consecutive days or (b) (i) at any time that the Special Reserve equals $10,000,000, (A) $6,000,000 at any time prior to January 1, 2020 and (B) $6,250,000 at all times thereafter, (ii) at any time that the Special Reserve equals $5,000,000, $6,875,000 and (iii) at any time that the Special Reserve equals $0, $7,500,000, in each case for thirty (30) consecutive days; provided, however, the amount (if any) of Revolving Loan proceeds applied as a mandatory prepayment of the Term Loan pursuant to Section 2.20(d) for such fiscal year shall not be included in the calculation of Average Undrawn Availability solely for purposes of determining if a Springing Termination Event (Covenants) has occurred.”

(c)           Increase in Maximum Revolving Advance Amount. Section 2.24(a)(iv) of the Loan Agreement shall be amended and restated in its entirety as follows:

“(iv) After giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $70,000,000;”

(d)          Collateral Monitoring Fee and Collateral Evaluation Fee. Section 3.4 of the Loan Agreement shall be amended and restated in its entirety as follows:

“3.4 Collateral Monitoring Fee and Collateral Evaluation Fee.

(a)       Borrowers shall pay Agent a collateral monitoring fee equal to $1,250 per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter during the Term. The collateral monitoring fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(b)       Borrowers shall pay to Agent promptly at the conclusion of any collateral evaluation performed by or for the benefit of Agent - namely any field examination, collateral analysis or other business analysis permitted under Section 4.6, the need for which is to be determined by Agent and which evaluation is undertaken by Agent or for Agent’s benefit - a collateral evaluation fee in an amount equal to $1,000 (or such other amount customarily charged by Agent to its customers) per day for each person employed to perform such evaluation, plus a per examination manager review fee (whether such examination is performed by Agent’s employees or by a third party retained by agent) in the amount of $1,300 (or such other amount customarily charged by Agent to its customers), plus all reasonable costs and disbursements incurred by Agent in the performance of such examination or analysis, and further provided that if third parties are retained to perform such collateral evaluations, either at the request of another Lender or for extenuating reasons determined by Agent in its Permitted Discretion, then such fees charged by such third parties plus all costs and disbursements incurred by such third party, shall be the responsibility of Borrower and shall not be subject to the foregoing limits, provided that all such fees, costs and disbursements shall be reasonable and further provided that such third party collateral evaluations shall not be duplicative of evaluations otherwise performed by Agent hereunder. So long as no Event of Default has occurred and is continuing, the Borrower shall only be required to bear the cost of and reimburse Agent and the Lenders for the costs and expenses of four (4) such collective visits and examinations per fiscal year by Agent and each Lender that wishes to accompany Agent on such visit and examination.”

(e)           Foreign Subsidiary Subcontractor Expenses. Section 7.18 of the Loan Agreement shall be amended and restated in its entirety as follows:

“7.18 Foreign Subsidiary Subcontractor Expenses. Increase the transfer pricing percentage payable by any Borrower to any Foreign Subcontractor from the percentages in effect on the Twelfth Amendment Date, unless Borrower shall have notified Agent in writing within at least fifteen (15) days’ of Borrower having notice or knowledge of such increase. The Borrower shall also provide Agent, within at least thirty (30) days’ of the earlier of (x) Borrower providing Agent notice of such increase or (y) the required notification date of such increase referenced above, with financial projections for the twelve (12) month period following the date of such increase. Borrower acknowledges and agrees that if such projections fail to evidence, to Agent’s satisfaction, that after giving effect to such increase, Borrower will be in compliance with the covenant in Section 6.5 (whether or not such covenant is required to be tested at such time under the Agreement) during such twelve (12) month period, an immediate Event of Default shall be deemed to exist under this Agreement.”

(f)           Quarterly Financial Statements. Section 9.8 of the Loan Agreement shall be amended and restated in its entirety as follows:

“9.8. Quarterly Financial Statements. Furnish Agent within forty five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.”

(g)          Term. Section 13.1 of the Loan Agreement shall be amended and restated in its entirety as follows:

“13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until May 1, 2023 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon sixty (60) days prior written notice to Agent upon payment in full of the Obligations. In the event the Obligations are prepaid in full (whether voluntary or involuntary, including after acceleration thereof) and this Agreement is terminated prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall concurrently pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (y) one half of one percent (0.50%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the Twelfth Amendment Date to and including May 1, 2022, and (z) one quarter of one percent (0.25%) of the Maximum Loan Amount if the Early Termination Date occurs after May 1, 2022 but prior to May 1, 2023; provided, however, that if the Obligations are prepaid in full in connection with a refinancing provided by a division of PNC, no early termination fee shall be due upon the Early Termination Date.”

Section 2	Representations, Warranties and Covenants of Borrowers

Each Borrower hereby represents and warrants to and covenants with the Agent and the Lenders that:

(a)         such Borrower reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the Other Documents (as described and defined in the Loan Agreement) and confirms that after giving effect to this Amendment all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b)         such Borrower reaffirms all of the covenants contained in the Loan Agreement (as amended hereby) (including without limitation, all covenants to pay fees, costs and expenses contained therein), covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders (other than contingent indemnification obligations which survive termination of the Loan Agreement);

(c)           no Default or Event of Default has occurred and is continuing under the Loan Agreement or the Other Documents (as described and defined in the Loan Agreement);

(d)          such Borrower has the authority and legal right to execute, deliver and carry out the terms of this Amendment and the Note (as defined below), that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officer executing this Amendment and the Note on its behalf was similarly authorized and empowered, and that this Amendment and the Note does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any material contract or agreement to which it is a party or by which any of its properties are bound; and

(e)           this Amendment, the Note, and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

Section 3	Amendment Fee.

Borrowers shall pay to Agent an amendment fee in consideration of entering into this Amendment for the ratable benefit of itself and each Lender in the amount of $75,000 (the “Total Amendment Fee”), which fee shall be fully earned in full on the Effective Date and shall not be subject to rebate or proration upon termination of the Loan Agreement for any reason. The Total Amendment Fee shall be due and payable as follows: (i) $50,000 of the Total Amendment Fee shall be due and payable on the Twelfth Amendment Date (the “Amendment Closing Fee”), (ii) $12,500 of the Total Amendment Fee shall be due and payable on the date the Special Reserve is reduced to $5,000,000 or $0; and (iii) $12,500 of the Total Amendment Fee shall be due and payable on the date the Special Reserve is reduced to $0. For the avoidance of doubt, if on the date the Special Reserve is reduced to $0 and the amount set forth in clause (ii) of the immediately preceding sentence has not been paid, such amount shall be due and payable on such date.

Section 4	Conditions Precedent/Effectiveness Conditions.

This Amendment shall be effective upon the date of satisfaction of all of the following conditions precedent (the “Effective Date”):

(a)           Agent shall have received this Amendment fully executed by the Borrowers;

(b)          Agent shall have received the Third Amended and Restated Revolving Credit Note, in form and substance satisfactory thereto, (the “Note”), fully executed by the Borrowers;

(c)           Agent shall have received the Amendment Closing Fee in immediately available funds;

(d)          Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the board of directors or managers of each Borrower and Guarantor, authorizing the increase in the Revolving Commitment Amount, the execution, delivery and performance of this Amendment, and any related agreements, instruments, or documents to which such Borrower or Guarantor is a party, certified by the Secretary or an Assistant Secretary of such Borrower or Guarantor;

(e)          Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Borrower and Guarantor as to the incumbency and signature of the officers of such Borrower or Guarantor executing this Amendment and any related agreements, instruments, or documents to which it is a party, together with evidence of the incumbency of such Secretary or Assistant Secretary; and

(f)            No Default or Event of Default shall have occurred and be continuing under the Loan Agreement.

Section 5	Further Assurances

Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

Section 6	Payment of Expenses

Borrowers shall pay or reimburse Agent and Lenders for their reasonable fees of external counsel and other expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

Section 7	Reaffirmation of Loan Agreement

Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, are hereby reaffirmed and shall continue in full force and effect as therein written.

Section 8	Miscellaneous

(a)           Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)          Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)           Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)          Governing Law. This Amendment and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Amendment, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Amendment, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Amendment. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 of the Loan Agreement and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Amendment or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

(e)           Counterparts; Facsimile Signatures. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

TRG CUSTOMER SOLUTIONS, INC.

d/b/a IBEX Global Solutions

By:	/s/ Robert T. Dechant
Robert T. Dechant
Chief Executive Officer

[SIGNATURE PAGE TO TWELFTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION

as Lender and as Agent

By:	/s/ Jacqueline MacKenzie
Jacqueline MacKenzie
Senior Vice President

[SIGNATURE PAGE TO TWELFTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT]